UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2016

Growblox Sciences, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-55462 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

6450 Cameron Street #110A
Las Vegas, Nevada 89118
Phone: (844) 843-2569
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐                      Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 8.01 Other Events

The following describes significant events that have occurred within the Company since the disclosures in the most recent quarterly report on Form 10-Q for the quarter ended December 31, 2015, filed with the Securities and Exchange Commission on February 16, 2016.

Pacific Leaf Note: Conversion of $500,000 of debt into Common Stock of Growblox Sciences Inc.

The Company reported in the “Subsequent Events” section of its 10Q for the period ended December 31, 2015 that Pacific Leaf Ventures had provided notice to the Company of its intent to convert $500,000 of amount due to it under the Amended Note into Common Stock of Growblox Sciences, Inc. pursuant to its rights under the loan agreement.  Subsequent to this reporting and prior to the issuance of any shares pursuant to this request, Pacific Leaf Ventures withdrew its request.  Consequently, the conversion did not occur and no shares were issued to Pacific Leaf Ventures.

Teco Cultivation Facility

Since February 8, 2016, Pacific Leaf has advanced over $500,000 toward the completion of the build-out of the Company’s 30,000 sq. ft. cultivation facility in Las Vegas, Nevada, and has assured the Company that additional monies will be advanced in April and May of 2016.  The money has been used to significantly advance construction.  The Company is confident that the facility will be completed and operational by May 3, 2016.  To this end, the Company has scheduled an inspection by State and City officials starting on April 20, 2016.

Based on this completion schedule, the Company expects to introduce 800 small cannabis plants to the facility in early May which will lead a revenue generating harvest no later than late July or early August 2016.

Additionally, GB Sciences Nevada LLC, the holder of the cannabis cultivation license located in the Teco facility, received notice from its landlord that the lease was in default for technical reasons not related to monthly lease payments.  The Company promptly responded and provided evidence that none of the alleged defaults were valid.  If, for some reason, the landlord were able to prove a default in the lease and evict the Company from the Teco property, the financial damage to the Company could be material.

Cost Saving Measures

The Company is “pre-revenue” until its first cannabis harvest occurs in late July or early August 2016.  Consequently, its only sources of funds for operations are loans and sales of Common Stock.  In order to conserve cash resources and maximize utilization of cash toward completing the Teco cultivation facility, the Company adopted several cost saving measures.

1.           In January, the Company vacated its offices at 6450 Cameron in Las Vegas, saving $7,000 per month in rent.  The Company plans to move its corporate offices to the Teco facility immediately upon Teco receiving a Certificate of Occupancy for the property.  In the interim, Company employees are either working from home or at the Company’s temporary lab location.

2.           In March 2016 the Company implemented a furlough of all science-related officers and employees.  These employees are expected to return to work the earlier of a) the receipt of revenues from sales of cannabis grown at the Teco facility; or b) identification of critical time-sensitive tasks or projects combined with sufficient resources to pay for the performance of these tasks or projects.  As a result of these measures, and other layoffs the Company reduced its expenditures by approximately $45,000 per month.  The Company’s CEO and its Chief Science Officer accepted the furlough but continue to work on behalf of the Company without pay. Additionally, the Company’s COO/CFO and the Company’s controller continue to work full-time on a “deferred payroll” basis; that is, without current compensation but with an accrual of salary during the deferral period.

Amended Agreement with Compassionate Team, LLC

On September 30, 2015, the Company executed an agreement with Compassionate Team of Las Vegas LLC whereby the Company would finance and operate a cultivation facility in the city of Las Vegas pursuant to a provisional MME cultivation licenses owned by Compassionate Team.  The agreement called for the Company to provide all funds necessary to develop and operate the facility in return for a) 70% of EBITDA and b) assignment of 50% membership interest in Compassionate Team after the facility had reached an EBITDA run rate of $1,000,000 per annum.

In February 2016, Compassionate Team informed the Company that it planned to purchase an alternative building more suitable for development as a cultivation facility than the existing location.  The Agreement was amended to accommodate the new location as well as add a potential dispensary license to be developed and operated by the Company under terms similar to the original Agreement.

The Company is assisting Compassionate Team in preparing applications to appropriate regulatory bodies to move the license to the new address.  The Company and Compassionate Team do not anticipate objections from City and County officials and expect the application to move location to be approved.

However, as a result of these changes, the development and ultimate operations of the Highland facility will be delayed by up to six months.

Growblox Sciences Puerto Rico LLC (GBSPR)

In May 2015, the Company formed GBSPR and entered into a series of agreements with Cesar Cordero-Kruger regarding the commercialization of the Company’s Growblox Technology Suite.  The agreements called for Mr. Kruger to fund $300,000 to translate the Company’s proto-types of its Growblox cultivation unit into an approved production-ready product.  The agreements also contemplated Mr. Kruger raising additional funds to finance commercial production and sales.

In December 2015 Mr. Kruger informed the Company that he did not believe that he would be able to raise sufficient funds to complete commercialization of the Growblox Technology Suite.  He also stated that the delivery of the approved production version of the Growblox cultivation unit would be delayed.

Although Mr. Kruger has continued to work diligently to complete the production version, the work has not yet been completed and the unit has not been delivered for testing.

The Company currently is negotiating with Mr. Kruger to revise the agreements and update its business plans for the Growblox Technology Suite.  Consequently, revenues from the sale, leasing and/or licensing of this technology has been delayed for a minimum of six months.

Strategy Change re Tiffany Licenses

In August 2015, the Company entered into an agreement whereby the Company would acquire three cannabis related license (Cheyenne Cultivation, Cheyenne Production and Pahrump Cultivation) from former Nevada State Senator Sandra Tiffany.  The Company was to pay consideration to Tiffany of $180,000 to reimburse Tiffany for the cost of buying out her former partners, $50,000 in prior legal fees related to buying out her former partners, and 250,000 shares of Growblox Common Stock.  The Company also was to employ Tiffany as General Manager of GB Sciences Nevada LLC.  Additionally, the Company was required to finance approximately $1.0 million to build-out the subject cultivation and production facilities.

In January 2016 the Company made the assessment that it did not have sufficient financial resources to meet the commitments under this agreement and instead would focus all its resources on completing its Teco facility.  Consequently, Tiffany and the Company began negotiations with third parties with the objective of finding potential venture partners that would assume the original costs of the Tiffany agreement and also allow Tiffany and the Company to retain a percentage interest in the licenses and related facilities.

In March 2016, Tiffany and the Company executed a Letter of Intent (LOI) with a third party to acquire the subject licenses. The proposed transaction is subject to due diligence and assignment of the leases on which the facilities will be constructed.  Currently, the LOI calls for Tiffany to receive cash consideration and a 10% non-profit participating interest in the licenses; the Company will receive a 10% profit participating interest in the license as well as rights to build its own co-located 5,000 sq. ft. production facility at a later date.  The third party will finance 100% of the cost of building its facilities; the Company will bear the cost of building its own co-located 5,000 sq. ft.

The proposed transaction is subject to change depending on the results of due diligence by the third party which should be completed by early May 2016.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Growblox Sciences, Inc.

Dated: April 14, 2016	By:	/s/ John Poss
John Poss
Chief Financial Officer